As filed with the Securities and Exchange Commission on July 1, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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ROYCE GLOBAL VALUE TRUST, INC.
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Second Leading Independent Proxy Advisory Firm ISS Recommends “FOR” New Investment

Advisory Agreement with Royce Investment Partners

ISS Joins Glass Lewis in Recommending Royce Global Value Trust Stockholders Vote to Approve New

Investment Advisory Agreement

NEW YORK – July 1, 2020 – Royce Global Value Trust, Inc. (NYSE: RGT) (the “Fund”) today announced that Institutional Shareholder Services (“ISS”) recommends that stockholders vote “FOR” in order to approve the new investment advisory agreement1 with Royce Investment Partners (“Royce”), the Fund’s investment manager2.

ISS is the second leading independent proxy advisory firm to recommend that stockholders vote “FOR” the agreement on the WHITE proxy card. As previously announced on June 29, 2020, Glass Lewis & Co. (“Glass Lewis”) has also recommended that the Fund’s stockholders vote “FOR” the agreement.

In its June 30, 2020 report, ISS stated3:

•	“The most significant aspect of the proposal for shareholders in this context is that the advisory fee rate will not increase. In addition, the fund will be managed by the same personnel and the investment objective will remain unchanged.”

•	“In addition to the fund's TSR[4] outperformance relative to peers over shorter- and longer-term periods, ending on the unaffected date[5], the fund's discount to NAV has been reasonably in-line with its closest peer over the last five years… As such, a vote FOR the investment advisory and sub-advisory agreements is warranted.”

“We are pleased that ISS and Glass Lewis recognize that Royce is taking the right steps to drive outperformance for all of the Fund’s stockholders,” said Christopher D. Clark, President of Royce Global Value Trust, Inc. “We urge stockholders to follow the recommendations of both leading proxy advisory firms and vote ‘FOR’ the new investment advisory agreement to ensure that Royce continues to manage the Fund and execute the strategy that has driven excellent relative performance.”

We strongly urge stockholders to follow the ISS and Glass Lewis recommendations, as well as the unanimous recommendation by the Board of Directors of Royce Global Value Trust, Inc. by voting on the WHITE proxy card “FOR” in order to approve the new investment advisory agreement with Royce.

The Special Meeting of Stockholders to consider the new investment advisory agreement is scheduled to be held on July 14, 2020. All stockholders of record as of the close of business on May 1, 2020 are entitled to vote their shares.

Each vote is important, regardless of the number of shares owned. Not voting has the same effect as voting against the new agreement. If stockholders do not approve the new investment advisory agreement, the Fund may be forced to seek approval to liquidate. Liquidation could result in serious negative implications for long-term stockholders such as a meaningful loss of stockholder value during a period of continued significant market volatility as well as negative tax consequences.

Stockholders can vote by internet, telephone or by signing, dating and mailing the WHITE proxy card provided in the Fund’s proxy materials.

1 Due to the “change of control” that will result from the pending combination of Legg Mason Inc. (“Legg Mason”) and Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, that will cause the Fund’s current investment advisory agreement to terminate in accordance with its terms as required by applicable law.

2 Royce & Associates, LP is a Delaware limited partnership that primarily conducts its business under the name Royce Investment Partners.

3 Permission to use quotations neither sought nor obtained.

4 Total shareholder return.

5 April 6, 2020, the last trading day before Bulldog Investors, LLC filed a PREC14A, disclosing its intention to solicit shareholders to vote against the new investment advisory and sub-advisory agreements.

Stockholders who have questions about how to vote or need additional assistance may contact:

Innisfree M&A Incorporated

Stockholders Call Toll Free: (877) 825-8906

Banks and Brokers Call: (212) 750-5833

About Royce Global Value Trust, Inc.

Royce Global Value Trust, Inc. is a closed-end diversified management investment company whose shares of Common Stock are listed and traded on the New York Stock Exchange. The Fund invests in both U.S. and non-U.S. common stocks (generally market caps up to $10 billion).

For further information on The Royce Funds℠, please visit our web site at: www.royceinvest.com.

Forward Looking Statement

This letter is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can sometimes be identified by the use of words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, although not all forward-looking statements include these words. Such forward-looking statements are based on the current plans and expectations of the Fund, and are subject to risks and uncertainties that could cause actual results, performance and events to differ materially from those described in the forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the U.S. Securities and Exchange Commission, including the Fund’s Annual Report to Stockholders on Form N-CSR, for the year ended December 31, 2019, and subsequent filings with the Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Fund undertakes no responsibility to update publicly or revise any forward-looking statement.

Media Contact

Joele Frank, Wilkinson Brimmer Katcher

Lucas Pers

212-355-4449